                                      Exhibit 99.1

Net Element Reports Second Quarter 2021 Financial Results

MIAMI, August 16, 2021 (GLOBE NEWSWIRE) -- via InvestorWire -- Net Element, Inc. (NASDAQ:NETE) (“Net Element” or the “Company”), a global technology and value-added solutions group that supports electronic payments acceptance in a multichannel environment including point-of-sale (“POS”), e-commerce and mobile devices, today reports its financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 Financial Results

●	Net Revenue increased to $33.3 million, as compared to $13.7 million for the same comparable period in 2020
●	North American Transactions Solutions revenue increased to $32 million, as compared to $13 million for the same comparable period in 2020
●	International Transaction Solutions revenue increased to $1.3 million, as compared to $0.7 million for the same comparable period in 2020
●	Operating expenses increased to $6.5 million, as compared to $5.8 million for the same comparable period in 2020
●	Gross margin increased to $6.7 million, as compared to $4.7 million for the same comparable period in 2020
●	Net income per share increased to $0.21, as compared to a net loss of $0.08 per share for the same comparable period in 2020
●	Reflected in net income attributable to common stockholders for the quarter ended June 30, 2021 are two nonrecurring other income transactions totaling approximately $1.0 million. It was comprised of $0.4 million for the PPP Note debt forgiveness and $0.6 million in late fees due from Mullen in connection with the Mullen Merger Agreement.

Results of Operations for the Three Months Ended June 30, 2021, Compared to the Three Months Ended June 30, 2020

The Company reported a net income attributable to common stockholders of approximately $1.3 million or $0.21 per share income for the three months ended June 30, 2021, as compared to a net loss of approximately $325,000 or $0.08 per share loss for the three months ended June 30, 2020. The decrease in net loss attributable to stockholders of approximately $1.6 million was primarily due to an increase in net revenues of approximately $19.6 million and approximately $500,000 in late fees owed by Mullen during the three months ended June 30, 2021.

The following tables set forth the Company’s sources of revenues, cost of revenues and the respective gross margins for the three months ended June 30, 2021, and the same period in 2020.

	Three		Three
	Months Ended		Months Ended		Increase /
Source of Revenues	June 30, 2021	Mix	June 30, 2020	Mix	(Decrease)
North American Transaction Solutions	$32,015,097	96.2%	$12,977,536	94.6%	$19,037,561
International Transaction Solutions	1,276,838	3.8%	741,073	5.4%	535,765
Total	$33,291,935	100.0%	$13,718,609	100.0%	$19,573,326

	Three		Three
	Months Ended	% of	Months Ended	% of	Increase /
Cost of Revenues	June 30, 2021	revenues	June 30, 2020	revenues	(Decrease)
North American Transaction Solutions	$28,561,909	89.2%	$11,016,028	84.9%	$17,545,881
International Transaction Solutions	1,020,689	79.9%	520,759	70.3%	499,930
Total	$29,582,598	88.9%	$11,536,787	84.1%	$18,045,811

	Three		Three
	Months Ended	% of	Months Ended	% of	Increase /
Gross Margin	June 30, 2021	revenues	June 30, 2020	revenues	(Decrease)
North American Transaction Solutions	$3,453,188	10.8%	$1,961,508	15.1%	$1,491,680
International Transaction Solutions	256,149	20.1%	220,314	29.7%	35,835
Total	$3,709,337	11.1%	$2,181,822	15.9%	$1,527,515

Net revenues consist primarily of service fees from transaction processing. Net revenues were approximately $33.3 million and $13.7 million for the three months ended June 30, 2021, and the same period in 2020, respectively. The Company’s revenues, which are largely tied to processing volumes, were materially impacted beginning in the final two weeks of March 2020. Since the quarter ended Dec. 31, 2020, the Company has seen a significant recovery in its end-to-end payment volumes as some merchants began resuming their normal operations.

Cost of revenues represents direct costs of generating revenues, including commissions, mobile operator fees, interchange expense, processing and non-processing fees. Cost of revenues for the three months ended June 30, 2021, were approximately $29.6 million, as compared to approximately $11.5 million for the three months ended June 30, 2020. The increase in cost of revenues was primarily due to a significant increase in net revenues.

The gross margin for the three months ended June 30, 2021, was approximately $3.7 million, or 11.1% of net revenues, as compared to approximately $2.2 million, or 15.9% of net revenues, for the three months ended June 30, 2020. The decrease in the overall gross margin percentage was primarily the result of the competitive pressure in the industry and a large wholesale client converting their merchant processing relationship to the Company’s platform. Net Element’s wholesale platform generally provides for lower margins compared to the Company’s other products and services.

Operating Expenses Analysis:

Operating expenses were approximately $3.1 million for the three months ended June 30, 2021, as compared to $2.2 million for three months ended June 30, 2020. Operating expenses for the three months ended June 30, 2021, primarily consisted of selling, general and administrative expenses of approximately $2.1 million; bad debt expense of approximately $500,000; and depreciation and amortization expense of approximately $500,000. Operating expenses for the three months ended June 30, 2020, primarily consisted of selling, general and administrative expenses of approximately $1.4 million; bad debt expense of approximately $33,000; and depreciation and amortization expense of approximately $800,000. The net increase was primarily due to additional personnel retained to meet the demand of growth, the increase in bad debt expense due to the increase in net revenues, and fees connected with the Company’s Form S-4 filing, which were partially offset by the reduction of compensation of certain employees, consultants and executives of the Company.

The components of the Company’s selling, general and administrative expenses are reflected in the tables below.

Selling, general and administrative expenses for the three months ended June 30, 2021, and the same period in 2020 consisted of operating expenses not otherwise delineated in the Company’s Condensed Consolidated Statements of Operations and Comprehensive Loss, as follows:

Three months ended June 30, 2021

Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$468,053	$154,778	$325,100	$947,931
Professional fees	217,495	32,117	438,633	688,245
Rent	64,178	17,223	4,885	86,286
Business development	37,222	6,559	35,151	78,932
Travel expense	5,474	25,851	15,124	46,449
Filing fees	-	-	16,075	16,075
Transaction gains	-	(36,843)	-	(36,843)
Office expenses	54,124	5,934	17,612	77,670
Communications expenses	39,157	34,698	15,808	89,663
Insurance expense	-	-	41,832	41,832
Other expenses	537	8,607	5,477	14,621
Total	$886,240	$248,924	$915,697	$2,050,861

Three months ended June 30, 2020

Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$536,915	$91,825	$118,574	$747,314
Professional fees	55,336	39,537	241,288	336,161
Rent	13,070	13,325	39,093	65,488
Business development	32,228	-	3,805	36,033
Travel expense	638	9,373	39,894	49,905
Filing fees	-	-	15,525	15,525
Transaction losses	-	(80,512)	-	(80,512)
Office expenses	41,976	3,759	16,879	62,614
Communications expenses	40,083	46,374	15,863	102,320
Insurance expense	-	-	42,000	42,000
Other expenses	292	2,104	6,085	8,481
Total	$720,538	$125,785	$539,006	$1,385,329

Variance

Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$(68,862)	$62,953	$206,526	$200,617
Professional fees	162,159	(7,420)	197,345	352,084
Rent	51,108	3,898	(34,208)	20,798
Business development	4,994	6,559	31,346	42,899
Travel expense	4,836	16,478	(24,770)	(3,456)
Filing fees	-	-	550	550
Transaction gains/losses	-	43,669	-	43,669
Office expenses	12,148	2,175	733	15,056
Communications expenses	(926)	(11,676)	(55)	(12,657)
Insurance expense	-	-	(168)	(168)
Other expenses	245	6,503	(608)	6,140
Total	$165,702	$123,139	$376,691	$665,532

Salaries, benefits, taxes and contractor payments increased by approximately $200,000 on a consolidated basis for the three months ended June 30, 2021, as compared to the same three-month period ended June 30, 2020. The net increase was primarily due to additional personnel retained to meet the demand of growth offset by the reduction of compensation of certain employees, consultants and executives of the Company.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

To supplement its consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company provides additional measures of its operating results by disclosing its adjusted net loss attributable to Net Element, Inc. stockholders. Adjusted net loss attributable to Net Element stockholders is calculated as net income (loss) attributable to Net Element stockholders excluding non-cash share-based compensation and other non-operating, non-recurring items. The Company discloses this amount on an aggregate and per-share basis. These measures meet the definition of non-GAAP financial measures. The Company believes that application of these non-GAAP financial measures is appropriate to enhance the understanding of the Company’s investors regarding its historical performance through the use of a metric that seeks to normalize period-to-period earnings.  A reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three and six months ended June 30, 2021 and 2020, is presented in the following tables.

	GAAP	Share-based Compensation	Gain on Debt Forgiveness	Late Fee Income	Adjusted Non-GAAP
Three Months Ended June 30, 2021
Net income attributable to Net Element Inc stockholders	$1,263,875	$11,237	$(441,492)	$(559,986)	$273,634
Basic and diluted earnings per share	$0.21	$-	$(0.07)	$(0.09)	$0.05
Basic and diluted shares used in computing earnings per share	5,966,123				5,966,123
Three Months Ended June 30, 2020
Net loss attributable to Net Element Inc stockholders	$(324,690)	$7,500	$-	$-	$(317,190)
Basic and diluted earnings per share	$(0.08)	$-	$-	$-	$(0.08)
Basic and diluted shares used in computing earnings per share	4,175,148				4,175,148

	GAAP	Share-based Compensation	Gain on Debt Forgiveness	Late Fee Income	Adjusted Non-GAAP
Six Months Ended June 30, 2021
Net loss attributable to Net Element Inc stockholders	$1,568,440	$22,494	$(441,492)	$(1,559,961)	$(410,519)
Basic and diluted earnings per share	$0.26	$-	$(0.07)	$(0.26)	$(0.07)
Basic and diluted shares used in computing earnings per share	5,944,636				5,944,636
Six Months Ended June 30, 2020
Net loss attributable to Net Element Inc stockholders	$(1,691,488)	$45,900	$-	$-	$(1,645,588)
Basic and diluted earnings per share	$(0.41)	$0.01	$-	$-	$(0.40)
Basic and diluted shares used in computing earnings per share	4,146,396				4,146,396

Use of Non-GAAP Financial Measures

Non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP measures exclude significant expenses that are required by GAAP to be recorded in the Company's financial statements and are subject to inherent limitations.

About Net Element

Net Element, Inc. (NASDAQ: NETE) operates a payments-as-a-service transactional and value-added services platform for small to medium enterprise ("SME") in the U.S. and selected emerging markets.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," "estimate," "predict," "potential," and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Net Element and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to what the ultimate impact of the COVID-19 pandemic and its variants, including the significantly more contagious Delta variant, will have on the Company, its business and its operations, whether the Company will obtain shareholder or other regulatory approvals for the consummation of the merger with Mullen Automotive, Inc., including the receipt and timing of required approvals and satisfaction of other conditions precedent to the closing of the proposed merger and the related transactions contemplated in the merger agreement, whether the Company will achieve growth or achieve its goals and when the Company will reach profitability. Additional examples of such risks and uncertainties include, but are not limited to (i) Net Element's ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Net Element's ability to maintain existing, and secure additional, contracts with users of its payment processing services; (iii) Net Element's ability to successfully expand in existing markets and enter new markets; (iv) Net Element's ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Net Element's business; (viii) changes in government licensing and regulation that may adversely affect Net Element's business; (ix) the risk that changes in consumer behavior could adversely affect Net Element's business; (x) Net Element's ability to protect its intellectual property; (xi) local, industry and general business and economic conditions; and (xii) adverse effects of potentially deteriorating U.S.-Russia relations, including, without limitation, over a conflict related to Ukraine, including a risk of further U.S. government sanctions or other legal restrictions on U.S. businesses doing business in Russia. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed by Net Element with the Securities and Exchange Commission. Net Element anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Net Element assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law.  Forward-looking statements speak only as of the date they are made and should not be relied upon as representing the Company’s plans and expectations as of any subsequent date.

Contact:
Net Element, Inc.
Tel. +1 (786) 923-0502
Media@NetElement.com
www.netelement.com

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